Exhibit 10.1

FIRST AMENDMENT TO WARRANT TO PURCHASE CLASS B COMMON STOCK

This FIRST AMENDMENT TO WARRANT TO PURCHASE CLASS B COMMON STOCK (this “First Amendment”) is made and entered into as of July 15, 2021 by and between RumbleOn, Inc., a Nevada corporation (the “ Company”), and Oaktree Capital Management, L.P. (the “Holder”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Warrant (as defined below).

RECITALS

The Company and the Holder are party to that certain Warrant to Purchase Class B Common Stock, dated as of March 12, 2021 (the “Warrant”);

Section 13 of the Warrant permits amendments to the Warrant if in writing and signed by the Company and the Holder; and

The Company and the Holder desire to amend the terms of the Warrant on the terms and conditions stated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as set forth below.

1.
Amendment to the Definition of “Warrant Price”. Section 18 of the Warrant is hereby amended by deleting clause (ll) and the definition of “Warrant Price” in its entirety and substituting the following therefor:

“(ll)
“Warrant Price” means the price per share of Class B Common Stock equivalent to the lowest price per share of the Class B Common Stock issued by the Company during the period between the Issuance Date and the Merger Closing (other than the issuance of Class B Common Stock (x) upon the exercise of any Convertible Securities outstanding as of the Issuance Date, (y) issued as awards under the Company’s equity incentive plan or (z) constituting Closing Payment Shares (as such term is defined in the Merger Agreement) issued to Sellers (as such term is defined in the Merger Agreement) at the Merger Closing), which, for purposes of clarity, includes the issuance of 1,048,998 shares of Class B Common Stock pursuant to the underwritten public offering, at a price to the public of $38.00 per share, closed on or about April 13, 2021.”

2.
Incorporation by Reference. Section 12 through Section 17 of the Warrant be, and each of them hereby is, incorporated in and made a part of this First Amendment as if set forth in full herein.

3.
Execution of First Amendment. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this First Amendment shall be acceptable and binding.

4.
No Waiver. Except as expressly stated herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Warrant or constitute a course of conduct or dealing among the parties. Except as amended or modified hereby, the Warrant remain unmodified and in full force and effect. All references in the Warrant to the Warrant shall be deemed to be references to the Warrant as amended or modified hereby.

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IN WITNESS WHEREOF, the undersigned have each executed this FIRST AMENDMENT TO WARRANT TO PURCHASE CLASS B COMMON STOCK as of the date first written above.

RUMBLEON, INC.

By: /s/ Marshall Chesrown

Name: Marshall Chesrown
Title: Chief Executive Officer

OAKTREE CAPITAL MANAGEMENT, L.P.,
Solely as manager on behalf of certain funds or accounts within its Strategic Credit Strategy

By: /s/ Christine Pope

Name: Christine Pope
Title: Managing Director

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